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                                                                     EXHIBIT 4.2

                              LSI LOGIC CORPORATION

                      2001 SUPPLEMENTAL STOCK ISSUANCE PLAN

                                   ARTICLE I

                                     GENERAL

PURPOSE OF PLAN

         A. This Supplemental Stock Issuance Plan is intended to promote the interests of LSI Logic Corporation, a Delaware corporation, by authorizing an additional reserve of shares of the Corporation's common stock for issuance to individuals in the employ or service of the Corporation (or any Parent or Subsidiary).

         B. The Plan shall supplement the authorized share reserves under the Corporation's 1999 Nonstatutory Stock Option Plan and the Corporation's 1991 Equity Incentive Plan, each as amended, and share issuances under this Plan shall not reduce or otherwise affect the number of shares of the Corporation's common stock available for issuance under the Corporation's 1999 Nonstatutory Stock Option Plan or the Corporation's 1991 Equity Incentive Plan. In addition, share issuances under the Corporation's 1999 Nonstatutory Stock Option Plan and the Corporation's 1991 Equity Incentive Plan shall not reduce or otherwise affect the number of shares of the Corporation's common stock available for issuance under this Plan.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

ADMINISTRATION OF THE PLAN

         A. The Board shall have the primary authority to administer the Plan with respect to all persons eligible to participate in the Plan, but the Board may at any time appoint a Committee to have separate but concurrent jurisdiction to administer the Plan with respect to one or more classes of persons eligible to participate in the Plan. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and discretion (subject to the express provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan or any outstanding stock issuance or share right award thereunder.

         B. Members of the Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time.

         C. Service on the Committee shall constitute service as a Board member, and members of such committee shall accordingly be entitled to full indemnification and reimbursement as a Board member for such service. No member of the Committee shall be liable for any act or omission made in good faith with respect to the Plan or any share right award made under the Plan.


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ELIGIBILITY

         A. The persons eligible to participate in the Plan shall be limited to Employees in the service of the Corporation (or any Parent or Subsidiary).

         B. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine which eligible Employees are to receive share right awards under the Plan, the time or times when those awards are to be made, the number of shares subject to each such award and the consideration to be paid for the shares issuable under each award.

STOCK SUBJECT TO THE PLAN

         A. Shares of Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock reserved for issuance over the term of the Plan shall be limited to three hundred sixteen thousand and forty two (316,042) shares, subject to adjustment from time to time in accordance with the provisions of
Section IV.D. Such share reserve shall be in addition to (i) the thirty nine million (39,000,000) shares of Common Stock reserved for issuance under the Corporation's 1999 Nonstatutory Stock Option Plan and (ii) the seventy seven million five hundred thousand (77,500,000) shares of Common Stock reserved for issuance under the 1991 Equity Incentive Plan.

         B. In no event may more than fifty (50%) of the shares reserved for issuance under the Plan be issued in the aggregate to individuals who are officers of the Corporation at the level of Vice President or above, either at the time of the share rights award or the subsequent issuance of the shares pursuant to those awards.

         C. Should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the vesting of a share rights award under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares which are issuable pursuant to that share rights award, and not by the net number of shares of Common Stock actually issued in satisfaction of such award.

         D. In the event that dividends are payable in Common Stock or in the event there are splits, subdivisions, or combinations of shares of Common Stock, the number of shares available under the Plan shall be increased or decreased proportionately, as the case may be.

                                   ARTICLE II

                                 STOCK ISSUANCE

I. STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Plan pursuant to share right awards which entitle the recipients to receive those shares upon the satisfaction of specified Service requirements. Each share right


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award made under the Plan shall be evidenced by a written agreement which complies with the terms specified below.

         A. ISSUANCE.

              1. The shares of Common Stock subject to each outstanding share rights award made under the Plan shall be issuable for consideration valued by the Plan Administrator at an amount not less one hundred percent (100%) of the Fair Market Value per share of Common Stock on the date the share rights award is made.

              2. Shares of Common Stock may be issued under the Plan only for past services rendered to the Corporation (or any Parent or Subsidiary).

         B. VESTING PROVISIONS.

              1. Unless the Plan Administrator expressly provided otherwise with respect to one or more share rights awards made under the Plan, the Common Stock subject to a share rights award shall be issuable to the Participant only upon satisfaction of the following Service requirements (the "Vesting Schedule"): twenty percent (20%) of the shares subject to an award will be issued upon completion of three (3) months of continuous Service measured from the award date; an additional thirty percent (30%) of the shares will be issued upon completion of twelve (12) months of continuous Service measured from the award date; and the remaining fifty percent (50%) of the shares will be issued upon completion of twenty four (24) months of continuous Service measured from the award date.

              2. In the event that dividends are payable in Common Stock or in the event there are splits, subdivisions, or combinations of shares of Common Stock, the number of shares of Common Stock issuable in connection with any outstanding share right award shall be increased or decreased proportionately, as the case may be.

              3. The Participant shall have no stockholder rights with respect to the shares of Common Stock subject to his or her outstanding share rights award, including (without limitation) any rights to vote or receive regular cash dividends, until such shares are issued to the Participant under the Plan.

              4. Outstanding share right awards under the Plan shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards, if the Service requirements established for such awards are not satisfied. The Plan Administrator, however, shall have the discretionary authority to issue shares of Common Stock under one or more outstanding share right awards as to which the designated Service requirements have not been satisfied.

REORGANIZATION

         A. In the case the Corporation is merged or consolidated with another corporation and the Corporation is not the surviving corporation, or in the case the property or stock of the Corporation is acquired by another corporation, or in the case of separation, reorganization, or liquidation of the Corporation, then the Board, or the board of directors of any corporation assuming the obligations of the Corporation hereunder, shall, as to outstanding share rights awards under the Plan, make


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appropriate provision for the protection of any such outstanding share rights awards by the assumption or substitution on an equitable basis of appropriate stock of the Corporation or of the merged, consolidated, or otherwise reorganized corporation which will be issuable in respect to the shares of Common Stock. In any such case, the Plan Administrator may, in its discretion, accelerate the Vesting Schedule applicable to one or more share rights awards outstanding at the time.

                                  ARTICLE III

                                  MISCELLANEOUS

EFFECTIVE DATE AND TERM OF THE PLAN

         A. The Plan shall become effective immediately on approval by the Board and shall not be subject to stockholder approval.

         B. The Plan shall terminate upon the earlier to occur of (i) December 31, 2011 or (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares. Should the Plan terminate on December 31, 2011, then all unvested share right awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such issuances or awards.

AMENDMENT OF THE PLAN

         A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever. However, no such amendment or modification shall adversely affect the rights and obligations with respect to any unvested share right awards at the time outstanding under the Plan unless the Participant consents to such amendment or modification.

REGULATORY APPROVALS

         A. The implementation of the Plan and the issuance of any shares of Common Stock under the Plan shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan and the shares of Common Stock issued pursuant to it.

         B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

TAX WITHHOLDING

         A. The Corporation's obligation to deliver shares of Common Stock under the Plan shall be subject to the satisfaction of all applicable Withholding Taxes.

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         B. The Corporation shall at the time of issuance withhold, from the vested shares of Common Stock otherwise issuable to Participant with an outstanding share rights award, a portion of those shares with an aggregate Fair Market Value sufficient to satisfy one hundred percent (100%) of the Withholding Taxes applicable to those vested shares. No fractional shares shall be withheld or issued pursuant to the payout of an outstanding share rights award. Accordingly, to the extent the Fair Market Value of shares of Common Stock withheld by the Corporation exceeds the Withholding Taxes, the Corporation shall pay the Participant the difference in cash.

NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.

MISCELLANEOUS PROVISIONS

         A. The right to acquire Common Stock or other assets under the Plan may not be assigned, encumbered or otherwise transferred by any Participant, except as expressly provided herein.

         B. The provisions of the Plan relating to the issuance and vesting of shares shall be governed by the internal laws of the State of California, as such laws are applied to contracts entered into and performed in such state, without regard to the choice or conflict-of-laws principles of any jurisdiction.

         C. The provisions of the Plan shall inure to the benefit of, and shall be binding upon, the Corporation and its successors and assigns, and the Participants and the legal representatives, heirs or legatees of their respective estates.

                                    APPENDIX

The following definitions shall be in effect under the Plan:

(i)    BOARD shall mean the Corporation's Board of Directors.

(ii)   COMMON STOCK shall mean the Corporation's common stock.

(iii) CORPORATION shall mean LSI Logic Corporation, a Delaware corporation, and any corporate successor which shall by appropriate action adopt the Plan.

(iv) EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
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(v)    FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

       (a) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

       (b) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the New York Stock Exchange (or such other Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock), as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

       (c) If the Common Stock is not quoted on such National Market System nor listed or admitted to trading on a national securities exchange, then the Fair Market Value shall be the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market.

       (d) If none of the foregoing is applicable, then the Fair Market Value of a share of Common Stock shall be determined by the Board in its discretion.

(vi)   1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

(vii) PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(viii) PARTICIPANT shall mean any person who is issued a share right award under the Plan.

(ix) PLAN shall mean the Corporation's 2001 Supplemental Stock Issuance Plan, as set forth in this document.

(x) PLAN ADMINISTRATOR shall mean the particular entity, whether the Committee or the Board, which is authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under that program with respect to the persons under its jurisdiction.

(xi) COMMITTEE shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Plan.

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(xii)  SERVICE shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee. Service shall not be considered interrupted in the case of: (i) sick leave, military leave or any other leave of absence approved by the Plan Administrator; provided that any such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract, statute or pursuant to formal policy adopted from time to time by the Corporation and issued and promulgated to Employees in writing, or (ii) transfer between locations of the Corporation or between the Corporation, its Subsidiaries or its successor. In the case of any Employee on an approved leave of absence, the Plan Administrator may make such provisions respecting suspension of vesting of the share right award while on leave from the employ of the Corporation of a Subsidiary as it may deem appropriate, if any.

(xiii) STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

(xiv SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(xv) WITHHOLDING TAXES shall mean the Federal, state and local income and employment withholding taxes to which the holder of shares of Common Stock issued under the Plan may become subject in connection with the issuance or vesting of those shares pursuant to an outstanding share rights award.